AGREEMENT AND PLAN OF ACQUISITION


BY AND AMONG


THE BRIAN H. CORP.

AND

FRAMA S.r.l.






















AGREEMENT AND PLAN OF ACQUISITION

     AGREEMENT AND PLAN OF ACQUISITION by and between The Brian H. Corp. , a Nevada corporation,("Brian") and Frama S.r.l., an Italian corporation,("Frama").

     WHEREAS, the Boards of Directors of Brian and Frama, deem it advisable for the mutual benefit of Brian and Frama, and their respective shareholders, that Frama be acquired by Brian (the "Acquisition"), and have approved this Agreement and Plan of Acquisition (the "Agreement"); and

     WHEREAS, the Boards of Directors of Brian and Frama have unanimously resolved to recommend to their shareholders acceptance of the Acquisition contemplated herein.

     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Acquisition, and the mode of carrying the same into effect, Frama and Brian hereby agree as follows:


ARTICLE 1
ACQUISITION AND ORGANIZATION

     SECTION 1.1 The Acquisition. As of the Effective Date (as hereinafter defined), subject to the terms and conditions hereof, Frama shall be merged with and into Brian as soon as practicable through Brian's acquisition of 100% of Frama's issued and outstanding shares of Common Stock in exchange for shares of Common Stock of Brian, the parent company (the "Parent Company").
At the time of this Acquisition, Frama shall have a minimum of $50,000.00 U.S. in capital and income of at least $75,000.00 for the current year with exception of that same income as a minimum for the next year. Immediately after consummation of the Acquisition, the Parent Company shall be and continue as the public entity, and shall have issued and outstanding 281,915 shares of Common Stock; 149,415 (representing 53% of the Parent Company) to be held by former Frama stockholders in proportion to the amount that each of said shareholders previously held shares of Common Stock of Frama, and 132,500 (representing 47% of the Parent Company) to be held by current Brian stockholders. Of the 149,415 shares of Brian to be issued to former Frama shareholders, 29,000 shall be held in escrow until December 31, 1997 or sooner if the sales figures are obtained as stated herein. Until that time, the former Frama Shareholders will hold 120,415 shares of common stock (representing 47% of the Parent Company). If on or before December 31, 1997 Brian's consolidated financials reach revenues of a minimum of $5,000,000.00, the escrowed shares shall be released from escrow to the former Frama Shareholders. Furthermore, if on or before December 31, 1997,Brian' sales on a consolidated basis, reach or exceed $5,000,000.00, the 120,000 shares held by the insider shareholders will be reduced to 50,000. The remaining 70,000 will be apportioned as follows: 15,000 shares to Rose-Marie Fox; 15,000 shares to Andreas O. Tobler; 30,000 shares to Ettore Cesaraccio and 10,000 shares to Schonfeld & Weinstein, L.L.P., 63 Wall Street, Suite 1801, New York, New
York. In the event Brian's sales, on a consolidated basis , does not reach $5,000,000.00 during the calendar year of 1997 by December 31, 1997, the escrowed shares shall be returned to the treasury of Brian . Brian and Frama are herein sometimes referred to as the "Constituent Corporations." The Acquisition is to be done in such a manner as to be tax-free to all parties involved.

     SECTION 1.2. Effect of Acquisition. The parties agree to the following provisions with respect to the Acquisition:

          (a) Name of Surviving Corporation. After the Acquisition and Effective Date (as defined in Section 1.2(f) hereof), both entities may retain their respective names.

          (b)  Articles of Incorporation.   The Articles of Incorporation of
each constituent corporation as in effect immediately prior to the Effective Date shall from and after the Effective Date be and continue to be the Articles of Incorporation of the respective constituent corporations until changed or amended as provided.

          (c) By-Laws. The By-Laws of each constituent corporation as in effect immediately prior to the Effective Date shall from and after the Effective Date be and continue to be the By-Laws of the respective constituent corporations until changed or amended as provided by law.

          (d)  Corporate Organization.   All of the issued and outstanding
shares of common stock of Frama shall be acquired by Brian. The Parent Company shall thenceforth be responsible for all the liabilities and obligations of each of the Constituent Corporations, with the effect set forth in the appropriate provisions of Nevada law and the appropriate provisions of Italian law.

          (e) Filing of Articles of Acquisition and Amendment to Articles of Association. If this Agreement is duly approved by each of the Constituent Corporations in accordance with the appropriate provisions of Nevada law and the appropriate provisions of Italian law and the respective Articles or Certificate of Incorporation and By-laws of the Constituent Corporations and not terminated pursuant to Article 8 hereof, and approved by the shareholders of Brian pursuant to Rule 419 under Regulation C of the Securities Act of 1933, as amended ("Rule 419"), as soon as practicable after all other conditions to the Acquisition set forth in Article 6 hereof shall have been satisfied or waived, and after Brian's Post-Effective Amendment filed pursuant to Rule 419 has been declared effective by the Securities and Exchange Commission and Brian's shareholder reconfirmation has been successfully completed and the closing of this Agreement (the "Closing") has taken place, the Acquisition shall be consummated and Articles of Acquisition, to which this Agreement shall be appended, shall be filed with the appropriate Italian governmental agency and an amendment to Brian's Articles of Association shall be filed with the Nevada Secretary of State. The Closing of this Agreement shall take place at the offices of Schonfeld & Weinstein, L.L.P., 63 Wall Street, New York, New York 10005, or at such other time, place or date as the parties may mutually agree.

          (f) Further Assurances. If at any time after the Effective Date, the Parent Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Parent Company, its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Acquisition, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Parent Company and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to best, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Acquisition and otherwise to carry out the purposes of this Agreement.

ARTICLE 2
THE ACQUISITION

     SECTION 2.1  Conversion of Shares in the Acquisition.

          (a) Issuance of New Shares. On the Effective Date, and upon the acquisition of 100% of all shares of Common Stock of Frama, Brian shall issue 149,415 shares of its authorized Common Stock to former Frama share holders, in the same proportion said share holders held shares of Common Stock of Frama. Brian shareholders shall retain their holdings which, however, will become diluted with the issuance of the additional share of stock. All those Brian shares to be issued and outstanding immediately following the Effective Date shall be registered pursuant to a registration statement to be filed concurrently with and as part of the Post-Effective Amendment. Thus, after the Effective Date, the Parent Company shall have 281,915 shares of common stock issued and outstanding.

         (b) On the Effective Date, 29,000 of 149,415 shares of Common Stock, shall be held in escrow until December 31, 1997. Until that time, the former Frama Shareholders will hold 120,415 shares of common stock (representing 48% of the Parent Company).

         (c) If on or before December 31, 1997, Brian's revenues on a consolidated basis, reach or exceed $5,000,000.00, the escrowed shares shall be released from escrow to the former Frama Shareholders.

         (d) If on or before December 31, 1997, Brian's revenues on a consolidated basis, reach or exceed $5,000,000.00, the 120,000 shares held by the insider shareholders will be reduced to 50,000. The remaining 70,000 will be apportioned as follows: 15,000 shares to Rose-Marie Fox; 15,000 shares to Andreas O. Tobler; 30,000 shares to Ettore Cesaraccio and 10,000 shares to Schonfeld & Weinstein, L.L.P., 63 Wall Street, Suite 1801, New York, New York.

         (e) In the event Brian's revenues on a consolidated basis, do not reach $5,000,000.00 by December 31, 1997, the escrowed shares shall be returned to the treasury of the Parent Company.

        (f) On the Effective Date, Frama shall have a minimum of $50,000.00 in capital and sales of $75,000.00 per annum.

     SECTION 2.2 Further Transfer of Stock. The former Frama stockholders and the consultants hired by Frama prior to this transaction may distribute their shares of the Parent Company as they determine in accordance with any and all applicable state and federal securities laws, and shall provid counsel to Brian with a list at the time of closing for delivery to the transfer agent.

     SECTION 2.3  Release of Shares and Funds from Escrow.
     Pursuant to Rule 419, certificates representing the shares of Common Stock purchased in Brian's initial public offering which offering was declared effective by the S.E.C. on October 23, 1995, as well as the funds used to purchase said shares, are being held in escrow pending consummation of a Acquisition (the "Deposited Securities" and the "Deposited Funds," respectively). Brian has eighteen (18) months in which to consummate a Acquisition. If a Acquisition is not consummated within that time, the Deposited Securities and Deposited Funds shall be returned to Brian and Brian shareholders, respectively. Pursuant to Rule 419, Deposited Securities shall be released to shareholders and Deposited Funds released to Brian following effectiveness of a Post-Effective Amendment and a reconfirmation offering pursuant to which Brian shareholders representing a minimum of 80% of the offering proceeds of Brian's initial public offering ($40,000) reconfirm their investments.

     SECTION 2.4 Surrender of Certificates. Brian has designated Oxford Transfer Agency, Inc., 1130 Southwest Morrison, Suite 250, Portland Oregon, as Transfer Agent (the "Transfer Agent") hereunder. Immediately following effectiveness of the Post-Effective Amendment and shareholder reconfirmation offering, the Transfer Agent shall have mailed and/or made available to each Brian shareholder and each former Frama shareholder notice and letter of transmittal advising such holder of the effectiveness of the Post-Effective Amendment and shareholder reconfirmation, and the procedure for surrendering Frama stock to the Transfer Agent. Frama shall immediately turn in Frama common stock certificates to the Transfer Agent. Upon the surrender to the Transfer Agent of such certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, the Transfer Agent shall promptly convert and issue an aggregate of 149,415 shares of Brian common stock to former Frama shareholders in exchange for 100% of the authorized and outstanding shares of Frama. Until so surrendered and exchanged, each certificate theretofore representing shares shall represent in the case of Dissenter's Shares, the right to seek appraisal pursuant to the laws of the state of incorporation of the Constituent Corporation in which the holder owns stock (if such right has been perfected).

     SECTION 2.5 Transfer Agent. Prior to the Offering, Brian shall have made such arrangements to insure that an adequate number of its shares of Common Stock have been deposited with the Transfer Agent as necessary in sufficient time to permit prompt distribution against surrender of Frama stock certificates as provided hereunder.

     SECTION 2.6 Dissenters' Rights. Dissenters' Shares shall not be converted into the right to receive Common Stock as provided herein unless and until the holder of such shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal, pursuant to the laws of the state of incorporation of the Constituent Corporation in which the holder owns stock (if such right has been perfected).
ARTICLE 3

ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

     SECTION 3.1 Confidentiality; Inconsistent Activities. Unless and until this Agreement has been terminated in accordance with its terms, neither Frama nor Brian will (i) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire any shares of capital stock of Frama or Brian or any significant portion of the total assets of either Constituent Corporation or any subsidiary or division of either of the Constituent Corporations (whether by merger, purchase of assets, tender offer or other similar transaction); (ii) afford any third party which may be considering the acquisition of any shares of capital stock of Frama or Brian or any significant portion of the total assets of either Constituent Corporation, access to the properties, books or records of either Constituent Corporation except as required by mandatory provisions of law; or
(iii) enter into any discussions or negotiations for, or enter into any agreement which provides for, the sale of any shares of capital stock of Frama or Brian or any significant portion of the total assets of Frama or Brian to a person other than in connection with the transactions contemplated herein.

     SECTION 3.2 Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use any and all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein.

      SECTION 3.3 Conduct of Business by Each of the Constituent Corporations Pending the Acquisition. Frama and Brian covenant and agree that, prior to the Effective Date, unless Frama or Brian, respectively, shall otherwise agree in writing and except as contemplated by this Agreement:

          (a) the business of each of the Constituent Corporations shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither Frama nor Brian shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in the operations of Frama or Brian, respectively, taken as a whole;

          (b) Neither Constituent Corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, except as set forth in Section 2 hereof, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of the Shares;

          (c) Neither Constituent Corporation shall (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing.

          (d) Each Constituent Corporation shall use its best efforts to preserve intact its business organizations, to keep available the services of it and its current officers and key employees, and to preserve the good will of those having business relationships with it.

           (e) Frama and Brian will not (i) increase the compensation payable or to become payable by it to any of its officers or directors, (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees, (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion, (iv) make any change in the compensation to be received by any of its officers, or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee of Frama or Brian, respectively, with respect to the performance of personal services that is not terminable without liability by it on thirty days' notice or less, (vi) increase benefits payable under its current severance or termination pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

          (f) Neither Frama nor Brian shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

          (g) Neither Frama nor Brian shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation;

          (h) Neither Frama nor Brian shall reduce its cash or short term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices, or in performing its obligations under this Agreement; and

          (i) Neither Frama nor Brian shall enter into an agreement to do any of the things described in clauses (a), (b), (c), (e), (f), (g) and (h).

     SECTION 3.4  Access and Information.

          (a) Frama shall afford to Brian and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of Frama and, during such period, Frama shall furnish promptly to Brian (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of Frama that may reasonably be requested. In the event of the termination of this Agreement, Brian will, and will cause its representatives to, deliver to Frama all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from Frama as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, Brian will deliver to Frama all documents so obtained by it.

          (b) Brian shall afford to Frama and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of Brian and, during such period, Brian shall furnish promptly to Frama (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of Brian that may reasonably be requested. In the event of the termination of this Agreement, Frama will, and will cause its representatives to, deliver to Brian all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from Brian as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, Frama will deliver to Brian all documents so obtained by it.

     SECTION 3.5 Notice of Actions and Proceedings. Frama shall promptly notify Brian, and Brian shall promptly notify Frama of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting Frama or Brian or any of their property or assets, or, to the best of its knowledge, against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, of Frama or Brian which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 4.4 hereof or which relates to the consummation of the Acquisition or the transactions contemplated hereby.

     SECTION 3.6 Notification of Other Certain Matters. Frama shall give prompt notice to Brian, and Brian shall give prompt notice to Frama of:

          (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Frama or Brian subsequent to the date of this Agreement and prior to the Effective Date, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of Frama or Brian taken as a whole to which Frama or Brian is a party or is subject;

          (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and

          (c) any material adverse change in the financial condition, properties, businesses or results or operations of Frama or Brian, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

     SECTION 3.7 Stockholder Meeting of Frama. Frama shall, at a meeting of its stockholders duly called by the Board of Directors of Frama, to be held as soon as practicable following execution of this Agreement, present the following proposals for the authorization and approval of the stockholders of Frama and recommend their adoption by the stockholders:

               a) ratification of this Agreement and authorization of the consummation of the Acquisition contemplated herein;

     SECTION 3.8 Filing of Post-Effective Amendment. Upon signing this Acquisition Agreement and shareholder approval pursuant to a special meeting of shareholders, Brian shall promptly file with the Securities and Exchange Commission a Post-Effective Amendment reflecting the Acquisition as required by Rule 419.

     SECTION 3.9 Reconfirmation Offering. Within five (5) days of effectiveness of the Post-Effective Amendment, Brian shall issue a reconfirmation offering to its shareholders. Pursuant to Rule 419, the Acquisition will be consummated only if a minimum number of investors representing 80% of the maximum offering proceeds of Brian's initial public offering ($40,000) elect to reconfirm their investments.

     SECTION 3.10 Other Agreements of Brian. Brian shall file with the SEC any appropriate statements or requirements within the Securities Exchange Act of 1934, as amended, with respect to the Acquisition, obtain any consents, amendments to or waivers under the terms of any of Brian's arrangements required by the transactions contemplated by this Agreement, and defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement, or the consummation of the transactions contemplated hereby (provided that the maximum amount that Brian shall be required to spend on such lawsuits or proceedings shall be $5,000 in the aggregate).

     SECTION 3.11 Brian Stockholder Consent. Brian shall obtain written consent of two-thirds of its shareholders to take the following actions:

               a) ratification of this Agreement and authorization of the consummation of the Acquisition contemplated herein;

               b) issuance of 149,415 shares of Brian common stock to former Frama shareholders;

               d) the tender of resignations of the directors of Brian, whose resignations are contingent on the consummation of this acquistion. If on December 31, 1997, Brian's sales, on a consolidated basis, do not reach or exceed $5,000,000.00 for the calendar year of 1997, Brian's directors as of that date, shall tender their resignations and the previous directors shall be reinstalled as directors of Brian. ARTICLE 4

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BRIAN

     Brian represents and warrants to, and agrees with Frama as follows:

     SECTION 4.1 Organization and Good Standing. Brian is a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite power and authority (corporate and other) to own its properties and conduct its business, and is duly qualified and in good standing as a foreign corporation authorized to do business.

     SECTION 4.2 Authorization; Binding Agreement. Brian has the corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Brian, and subject to any requisite approval of the Acquisition by the shareholders of Brian, including a shareholder reconfirmation pursuant to Rule 419, constitutes a valid and binding agreement of Brian in accordance with its terms.

     SECTION 4.3 Capitalization. The authorized capital stock of Brian consists of 10,000,000 shares of common stock, par value $.0001 per share. On January 26, 1995, shares of Common Stock were issued to seven (7) insider shareholders. Brian's public offering, whereby 12,500 shares of Common Stock were sold at $4.00 per share, closed on July 31, 1995. As of the date hereof, 132,500 shares of common stock are outstanding. All of the outstanding shares of capital stock of Brian have been duly authorized and validly issued and are fully paid and nonassessable. Brian is not aware of any voting trusts, voting agreements or similar understandings applicable to the Shares. Brian does not have any outstanding options, subscriptions or other rights, agreements or commitments, which either; (a) obligates Brian to issue, sell or transfer any shares of the capital stock of Brian or (b) restricts the transfer of or otherwise relates to the shares of its Common Stock.

     SECTION 4.4 Litigation. Except as may be disclosed in the SEC Filings (as defined in Section 4.5 hereof), or to Frama in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of Brian, threatened against Brian or to the best of Brian knowledge, pending or threatened against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of Brian. As of the date hereof, neither Brian nor any of its property is subject to any order, judgment, injunction or decree, which materially and adversely affects the financial condition, business, prospects or operations of Brian.

     SECTION 4.5 Financial Statements and Reports. Brian has provided Frama with true and complete copies of (a) Brian's Quarterly Reports on Form 10-Q
for the quarters ended       ,                      ,        , (b) copies of
Brian's Registration Statement on Form SB-2 and Prospectus which was declared effective by the S.E.C. on October 23, 1995, (d) all other reports, statements and registration statements filed by it with the SEC since October 23, 1995. The reports, statements and registration statements referred to in the immediately preceding sentence including any that are filed subsequent to the date hereof and prior to the effective date are referred to in the Agreement as the "SEC Filings." As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. The financial statements of Brian included in the SEC Filings were prepared by an independent certified public accountant in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such statements) and present fairly the financial position, results of operations and changes in financial position of Brian as of the dates and for the periods indicated subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. Brian will have approximately $40,000, consisting of the proceeds from Brian's initial public offering, currently held in escrow, on deposit in a bank duly licensed to do business in the State, pursuant to Rule 419 on the Effective Date.

     SECTION 4.6 Absence of Certain Changes or Events. Except as set forth in the SEC Filings, or as disclosed to Frama in writing, (a) there has not been any change or any development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of and its subsidiaries taken as whole; and (b) Brian has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

     SECTION 4.7 Absence of Breach. Except as may be disclosed to Frama in writing on or prior to the date hereof, the execution, delivery and performance by Brian of this Agreement, and the performance by Brian of its obligations hereunder, will not

          (a) subject to the appropriate approval by Brian's shareholders, conflict with or result in a breach of any of the provisions of its Articles of Incorporation or By-Laws;

          (b) subject to obtaining the governmental and other consents referred to in Section 4.8 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on Brian;

           (c) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement relating to money borrowed or (iv) conflict in any respect with or result in a breach of or default under any other indenture, mortgage, lien, lease, agreement, contract or instrument to which Brian is a party or by which it or any of its properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on Brian.

     SECTION 4.8 Governmental and Other Consents, etc. Subject to the requisite shareholder approval and any required filings with the Securities and Exchange Commission, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States on the part of Brian is required in connection with the execution or delivery by Brian of his Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) filings in the State of Nevada in accordance with state law thereof and in Italy in accordance with Italian,
(ii) filings under state securities, "Blue Sky" or anti-takeover laws and
(iii) filings with the SEC and any applicable national securities exchange.

     SECTION 4.9 Benefits Plans. Except as disclosed in the SEC Filings or as disclosed in writing to Frama before the date hereof, Brian does not have any employment agreement with any executive officer of Brian or any incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee, former employee or consultant.

     SECTION 4.10 Certain Contracts. Except as disclosed in the SEC Filings or as disclosed in writing to Frama on or prior to the date hereof, Brian is not a party to any collective bargaining agreement or any other agreement with employees of Brian or any of the subsidiaries as a group.

     SECTION 4.11  ERISA.  Brian has no employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     SECTION 4.12 Transactions With Management. Except as disclosed in the SEC Filings or to Frama in writing on or before the date hereof, Brian is not now a party to any material contract, lease, loan or commitment with or to any officer or director, or person owning more than 5% of the outstanding Common Stock of Brian or any subsidiary of Brian or any affiliate or associate of such officer, director or person.


ARTICLE 5

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF FRAMA

     Frama, represent and warrants to, and agrees with Brian as follows:

     SECTION 5.1 Organization and Good Standing. Frama is a duly incorporated and validly existing corporation in good standing under the laws of the nation of Italy, with all requisite power and authority (corporate and other) to own its properties and conduct its businesses.

     SECTION 5.2 Authorization; Binding Agreement. Frama has the requisite corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Frama and constitutes a valid and binding agreement of Frama in accordance with its terms.

     SECTION 5.3 Absence of Breach. The execution, delivery and performance by Frama of this Agreement, and the performance by Frama of its obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of its articles of incorporation or by-laws, (ii) subject to obtaining the governmental and other consents referred to in Section 5.4 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on Frama, (iii) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement (appropriate waivers having been obtained) or any other agreement or instrument to which Frama is a party or by which Frama properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on Frama.

     SECTION 5.4 Governmental and Other Consents, etc. Subject to the requisite Board of Directors approval, no material consent, approval or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States or Italy on the part of Frama is required in connection with the execution delivery by Frama of this Agreement or the consummation by Frama of the transaction contemplated hereby other than (i) filings in the state of Nevada in accordance with the laws of that state and in Italy in accordance with the laws of that nation, thereof, (ii) filings under state securities, "Blue Sky" or anti-takeover laws, and (iii) filings with the SEC and any applicable national securities exchange.

     SECTION 5.5. Financial Statements. Frama shall provide Brian with certified consolidated financial statements (including the notes thereto) which have been prepared by an independent certified public accountant in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and which present fairly the consolidated financial position, results of operations and changes in financial position of Frama.

     SECTION 5.6. Capitalization. Frama has a minimum of $50,000.00 U.S., plus other assets, including licenses.

     SECTION 5.7 Litigation. Except as may be disclosed to Brian in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of Frama, threatened against Frama or to the best of Frama knowledge, pending or threatened against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of Frama. As of the date hereof, neither BRIAN nor any of its property is subject to any order, judgment, injunction or decree, which materially and adversely affects the financial condition, business, prospects or operations of Frama.

     SECTION 5.8 Absence of Certain Changes or Events. Except as disclosed to Brian in writing, (a) there has not been any change or any development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of BRIAN and its subsidiaries taken as whole; and
(b) Frama has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

     SECTION 5.9 Capitalization as of March 1, 1998. The officers and directors of Frama individually and jointly personally guarantee to Brian shareholders that as of March 1, 1998 or until sales of Frama/Brian reach $5,000,000 per annum which ever is sooner, there will be a minimum of $90,000.00 cash U.S. in the Brian accounts and no additional shares of stock will be issued except as provided for herein.

ARTICLE 6

CONDITIONS

     SECTION 6.1 Conditions to Each Party's Obligation to Effect the Acquisition. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          (a) this Agreement and the transactions contemplated hereby having been approved and adopted at or prior to the Effective Date by the requisite vote of the shareholders of the Company as required by applicable law;

          (b) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or any foreign jurisdiction preventing the consummation of the Acquisition shall be in effect;

     SECTION 6.2  Conditions to Obligation of Frama to Effect the
Acquisition. The obligation of Frama to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Date of the following conditions any one or more of which (except Section 6.2(h) and (i)) may be waived by Brian:

          (a) Frama shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Date including those specified in Section 5.5 herein;

          (b) Frama shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, including the surrender of 100% of its issued and outstanding common stock to Brian upon Brian's issuance of an aggregate of 149,415 shares of its common stock to Frama and Frama having capital of $50,000.00 as of the Effective Date;

          (c) the representations and warranties of Frama set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement.

          (d) Frama shall have delivered a certificate of its President or its Chairman of the Board to the effect set forth in paragraphs (a), (b) and (c) of this Section 6.2;

          (e) Frama shall have delivered to Brian copies of resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary;

          (f) No action or preceding before any court or governmental or regulatory authority or body, United States, federal or state or foreign, shall have been instituted (and be pending) or threatened by any government or governmental authority, which seeks to prevent or delay the consummation of the Acquisition or which challenges any of the terms or provisions of this Agreement;

          (g) No order issued by any United States federal or state or foreign governmental or regulatory authority or body of by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign governmental authority which prevents the consummation of the Acquisition shall be in effect;

          (h) Frama acknowledges that the Post-Effective Amendment filed with the S.E.C. after this Agreement is signed must be declared effective by the S.E.C. and the shareholder reconfirmation offering contained therein shall have been approved by investors representing a minimum of 80% of the proceeds of Brian's initial public offering, i.e., $40,000;

          (i)  The fair market value of Frama is at least $50,000.

          (j) Opinion of Counsel to Frama. Brian shall have received an opinion dated the effective date of this Acquisition
by                          counsel to Frama, satisfactory to Brian, in
substantially the following form:

                     i) Frama is a corporation duly incorporated, validly existing and in good standing under the laws of Italy and has the corporate power to own all of its properties and assets and carry on its business in all material respects as it is now being conducted, and is qualified to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

                ii) The execution and delivery by Frama of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in a breach of any term or provision of Frama's certificate of incorporation or by-laws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement, or other obligation or violate any court order, writ, injunction or decree applicable to Frama, or its properties or assets;

                     iii) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of Frama, except as limited by bankruptcy and insolvency laws and by others laws affecting the rights of creditors generally; and

                iv) There are no actions, suits or proceedings pending, or to the best knowledge of such counsel, threatened by or against Frama or affecting Frama or its properties, at law or in equity, before any court or any other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.



          k)  Frama shall have appointed
  SGI Capital Corp. 767 Fifth Avenue, New York, New York
10022                                               , as its agent to receive
service of process with respect to any action brought against it in the United States District Court for the Southern District of New York under the securities laws of the United States of America or any state of the United States, or any action brought against it in the Supreme Court of the State of New York in the County of New York under the Securities Laws of the State of New York.

     SECTION 6.3 Conditions to the Obligation of Brian to Effect the Acquisition. The obligation of the Brian to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, any one or more of which may be waived by Frama:

          (a) The representations and warranties of Brian set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

          (b) Except to the extent such consents are not required at the Effective Date, Brian shall have received the consents or exemptions, or made the filings, as the case may be, which were referred to in Section 5.4;

          (c) Brian shall have delivered a certificate of its President to the effect set forth in paragraphs (a) and (b) of this Section 4.8;

          (d) Brian shall have delivered to Frama copies of resolutions duly adopted by the Board of Directors of the Company approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary of the Company;

          (e) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been instituted (and be pending or threatened) by any government or governmental authority, which seeks to prevent or delay the consummation of the Acquisition or which challenges any of the terms or provisions of this Agreement; and

          (f) No order issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated or enacted by any United States, federal, or state or foreign government or governmental authority, which prevented the consummation of the Acquisition or materially and adversely affects the business, financial condition, or operations of Brian shall be in effect.

          (g) Shareholder Approval. The shareholders of Brian upon the Effective Date of this Acquisition will have duly approved the Acquisition and the issuance of 149,415 shares of Brian Common Stock pursuant to a reconfirmation offering in which shareholders representing a minimum of $40,000 of the proceeds from Brian's initial public offering elect to reconfirm their investment.

          (h) Opinion of Counsel to Brian. Frama shall have received an opinion dated the effective date of this Acquisition by Schonfeld & Weinstein, 63 Wall Street, Suite 1801, New York, New York 10005, counsel to Brian, satisfactory to Frama, in substantially the following form:

                     i) Brian is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to own all of its properties and assets and carry on its business in all material respects as it is now being conducted, and is qualified to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

                ii) The execution and delivery by Brian of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in a breach of any term or provision of Brian's certificate of incorporation or by-laws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement, or other obligation or violate any court order, writ, injunction or decree applicable to Brian, or its properties or assets;

                iii) The authorized capitalization of Brian consists of 10,000,000 shares of common stock, par value $.0001 per share. As of the date of this Agreement, there are 132,500 shares of common stock issued and outstanding and as of the Effective Date there will be 281,915 shares of Brian outstanding;

                     iv) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of Brian, except as limited by bankruptcy and insolvency laws and by others laws affecting the rights of creditors generally; and

                v) There are no actions, suits or proceedings pending, or to the best knowledge of such counsel, threatened by or against Brian or affecting Brian or its properties, at law or in equity, before any court or any other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

          (i) Tax Opinion. BRIAN shall have received an opinion of its tax counsel, advisor or accountant that the Acquisition to be consummated by the terms of this Agreement qualifies as a tax-free reorganization as defined under the Internal Revenue Code of 1986, as amended.

          (j) Net Cash. Brian shall have net cash, including the Deposited Funds, in excess of $40,000 at the Effective Date.

          (k) Release of Deposited Funds. On the Effective Date, the Deposited Funds held in escrow from Brian's initial public offering shall be released to Brian. Brian shall then immediately deposit these funds, plus any additional funds held by Brian, into a trust account with Schonfeld & Weinstein to be disbursed in connection with the tax opinion required herein.

     SECTION 6.4 Waiver of Condition; Right to Proceed. Unless stated otherwise herein, if any of the conditions to the obligations of Frama and Brian specified in Sections 6.2 and 6.3 hereof has not been satisfied (excluding Sections 6.2(h) and (i) and 6.2(g)), Frama or Brian, as the case may be, in addition to any other rights which may be available to them or it, shall have the right to waive such conditions and to proceed with the Acquisition (subject to satisfaction of the other conditions contained herein, unless also waived).



ARTICLE 7

RULE 419 REQUIREMENTS

     SECTION 7.1 Acquisition Criteria. Pursuant to Rule 419 under Regulation C of the Securities Act of 1933, as amended ("Rule 419"), the fair market value of Frama must represent at least 80% of the maximum offering proceeds of Brian's initial public offering, i.e., Frama's fair market value must be at least $40,000 (80% x $50,000). If the fair market value of Frama is determined by Brian to be less than $40,000, this Agreement shall terminate immediately.

     SECTION 7.2 Post-Effective Amendment. Once the Acquisition Agreement has been executed, Brian shall update the registration statement with a Post-Effective Amendment. The Post-Effective Amendment shall contain updated information concerning Brian and information about Frama and its business, including audited financial statements; the results of Brian's initial public offering. The Post-Effective Amendment shall also include the terms of the reconfirmation offer mandated by Rule 419. The reconfirmation offer shall include certain prescribed conditions which must be satisfied before Deposited Securities can be released from escrow. If the Post-Effective Amendment is not declared effective by the Securities and Exchange Commission and/or the reconfirmation offering is not complete within 18 months of the date of effectiveness of Brian's initial public offering, this Agreement shall terminate automatically.

     SECTION 7.3 Reconfirmation Offering. The reconfirmation offer must commence after the effective date of the Post-Effective Amendment. Pursuant to Rule 419, the terms of the reconfirmation offer shall include the following conditions:

          (a) The prospectus contained in the Post-Effective Amendment will be sent to each investor whose securities are held in the Escrow Account within 5 business days after the effective date of the Post-Effective Amendment;

          (b) Each investor will have no fewer than 20 and no more than 45 business days from the effective date of the Post-Effective Amendment to notify Brian in writing that the investor elects to remain an investor;

          (c) If Brian does not receive written notification from any investor within 45 business days following the effective date of the Post-Effective Amendment, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in escrow on such investor's behalf will be returned to the investor within 5 business days by first class mail or other equally prompt means;

          (d) The Acquisition will be consummated only if a minimum number of investors representing 80% of the maximum offering proceeds ($40,000) elect to reconfirm their investment;

          (e) If the Merger has not occurred by April 23, 1997 (18 months from the date of the prospectus), the Deposited Funds held in escrow shall be returned to all investors on a pro rata basis within 5 business days by first class mail or other equally prompt means, and this Agreement shall be declared null and void;

     SECTION 7.4  Release of Deposited Securities.
  The Deposited Securities may be released to Brian and the investors in Brian's initial public offering, respectively, after:

          (a) The Escrow Agent has received a signed representation from Brian and any other evidence acceptable by the Escrow Agent that:

           (i) Brian has executed an agreement for Acquisition of a business for which the par value of the business represents at least 80% of the maximum offering proceeds and has filed the required Post-Effective Amendment;

          (ii) The Post-Effective Amendment has been declared effective, that the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed and that Brian has satisfied all of the prescribed conditions of the reconfirmation offer.

          (b) The Acquisition of a business with the fair value of at least 80% of the maximum proceeds is consummated.


ARTICLE 8

TERMINATION

     SECTION 8.1 Board Action. This Agreement may be terminated at any time by mutual consent of the Boards of Directors of BRIAN and FRAMA.

     SECTION 8.2 Certain Dates. In the event that Brian shall not have received certified financial statements from Frama and/or this Agreement is
not executed both parties by              , this Agreement may be terminated
by either party upon written notice, whether before or after approval of the Acquisition thereof by the holders of the requisite number of shares of Brian. This Agreement shall terminate automatically if the Acquisition has not been consummated by April 23, 1997, eighteen (18) months from the effective date of Brian's initial public offering, which consummation includes a declaration of effectiveness by the Securities and Exchange Commission of Brian's Post-Effective Amendment and successful completion of a shareholder reconfirmation offering, pursuant to which shareholders representing less than 80% of the proceeds from Brian's initial public offering vote to reconfirm their investments.

     SECTION 8.3 Audited Financial Statements. In the event that Frama's audited financial statements are materially and adversely inconsistent with the Frama unaudited financial statements contained herein, Brian shall have the right to unilaterally terminate this Agreement by the Board of Directors
of Brian notifying Frama and its United States counsel,         , of such
termination. Such notice shall be sent to Frama and its United States counsel prior to the Effective Date.

     SECTION 8.4 Effect of Termination. In the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Section 9.2 hereof.


ARTICLE 9

GENERAL AGREEMENTS

     SECTION 9.1 Cooperation. Each of the parties hereto shall cooperate with the other in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for any party hereto.

     SECTION 9.2 Funds. Each party shall incur all its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. After the consummation of the Acquisition, all expenses will be incurred by the Parent Company.

     SECTION 9.3 Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement delivered on or prior to the Effective Date shall survive the consummation of the Acquisition.

     SECTION 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by telex or telegram or mailed by registered or certified mail, postage prepaid, as follows:


(a)  If to Brian, to:
Daniel Wainick
6500 New Horizon Blvd.
Amityville, New York 11701

With a copy to:

Joel Schonfeld, Esq.
Schonfeld & Weinstein, L.L.P.
63 Wall Street, Suite 1801
New York, New York  10005


(b)  If to Frama, to:

Gianantonio Arnoldi
Frama Sri
Milan,Italy 20121
With a copy to:

Mr. Ettore Cesaraccio
SGI Capital Corp
767 Fifth Avenue
New York, New York 10022.


The date of any such notice shall be the date hand delivered or otherwise transmitted or mailed.


     SECTION 9.5 Amendment. This Agreement (including the documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise. This Agreement may be amended or modified in whole or in part to the extent permitted by New York law at any time, by an agreement in writing executed in the same manner as this Agreement after authorization to do so by the Board of Directors of Frama and Brian.

     SECTION 9.6 Waiver. At any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid is set forth in an instrument in writing signed on behalf of such party.

     SECTION 9.7 Brokers. Frama and Brian represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition, except as stated herein or elsewhere in writing.

     SECTION 9.8 Publicity. So long as this Agreement is in effect, the parties hereto shall not issue or cause the publication of any press release or other announcement with respect to the Acquisition or this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed where such release or announcement is required by applicable law.

     SECTION 9.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10 Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of and enforceable by the respective successors and assigns of the parties hereto.

     SECTION 9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
      COUNTERPART SIGNATURE PAGE TO
AGREEMENT AND PLAN OF ACQUISITION
BY AND AMONG

THE BRIAN H. GROUP

                                   AND

                             FRAMA S.R.L





     IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized officers as of the ____ day of __________, 1996.


                        FRAMA S.R.L.





                             By

                              President




                        THE BRIAN H. CORP.





                        By

                             President